Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO: 125617.0000014

November 10, 2025

Orion Properties Inc.
2398 East Camelback Road, Suite 1060
Phoenix, Arizona 85016

Orion Properties Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:
        We have acted as tax counsel to Orion Properties Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3, filed by the Company with the Securities and Exchange Commission on November 10, 2025 (the “Registration Statement”), with respect to the offer and sale, from time to time, of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), shares of preferred stock, $0.001 par value per share, of the Company (the “Preferred Stock”), depositary shares of the Company, debt securities of the Company, warrants entitling the holders to purchase Common Stock or Preferred Stock, and units comprising two or more of the preceding securities of the Company. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:
1.the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;
2.the Company’s Articles of Amendment and Restatement, as filed on November 10, 2021 with the Department of Assessments and Taxation of the State of Maryland (“SDAT”), as amended and supplemented through the date hereof;
3.the Agreement of Limited Partnership of Orion Properties LP, a Maryland limited partnership (the “Operating Partnership”), dated as of August 21, 2021, as amended by the First Amendment to Agreement of Limited Partnership of the Operating Partnership, dated as of March 5, 2025; and

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON
LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC
www.Hunton.com

Orion Properties Inc.
November 10, 2025

4.such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:
1.each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.during its taxable year ending December 31, 2025 and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;
3.the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and
4.no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
    In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in (i) the Company Officer’s Certificate without regard to any qualification as to knowledge or belief, (ii) a certificate, received by us on October 26, 2022, executed by a duly appointed officer of Realty Income Corporation, a Maryland corporation (“Realty Income”) (the “Realty Income Officer’s Certificate,” and together with the Company Officer’s Certificate, the “Officer’s Certificates”), without regard to any qualification as to knowledge or belief, and (iii) the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificates. In connection with the opinions rendered below, we have further assumed that Realty Income qualified to be taxed as a REIT for its taxable year ended December 31, 2021.
    Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the factual matters discussed in the

Orion Properties Inc.
November 10, 2025

Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable years ended December 31, 2021 through December 31, 2024, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2025, and thereafter; and
(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.
We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.
    The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
    The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Orion Properties Inc.
November 10, 2025

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.
Very truly yours,

/s/ Hunton Andrews Kurth LLP